                                                                   EXHIBIT 10.37

                             Cabletron Systems, Inc.

                                 August 3, 2001
David Kirkpatrick
292 Middle Road
Portsmouth, NH 03801

David:

We have agreed that the terms below will govern your relationship with Cabletron going forward. If these terms are acceptable to you, please sign and return a copy of this letter to me, at which point it will become a binding agreement between you and Cabletron.

     1. CURRENT SALARY. You will be paid your current base salary through Sept. 2, 2001.

     2. TRANSFORMATION BONUS. You will be paid a transformation bonus of $100,000 on Aug. 3, 2001. Also on Aug. 3, 2001, you will receive your normal quarterly bonus of $55,000 for Q2 on Sept. 9.

     3. APRISMA. Subject to Board approval, you will be appointed a senior executive of Aprisma. As a senior executive, you will be paid your current base salary and will be eligible for bonuses based upon the performance of Aprisma.

     4. CONFIDENTIALITY. You agree not to disclose any material confidential information of the Company or its subsidiaries to any third parties under circumstances that one would reasonably expect to cause material harm to the Company or its subsidiaries.

     5. ADDITIONAL COMPENSATION. We agree to pay you additional compensation equal to one year salary plus bonus. One-half of the Additional Compensation shall be paid on Aug. 3. The other half of the Additional Compensation will be paid to you on Jan 2, 2002; this amount shall be placed in an escrow account to be released on Jan. 2 unless you have materially breached the confidentiality provision set forth below. At such time as you cease to be an employee of the Company, you will be paid a lump sum based upon your unused vacation time at your current base salary. In addition, we will pay for your full health and medical benefits for one year (through Sept. 2, 2002) or so long as you are an employee of Aprisma, which ever is longer. As part of your severance, you will be entitled to retain your laptop and cellular phone. We will maintain your email account and telephone number for one year through Sept. 2, 2002.

     6. STOCK OPTIONS. Your Cabletron stock options will be treated the same as other employees, that is, the vesting on you Cabletron stock options will be accelerated through Feb. 28, 2002 and you will receive Riverstone rainbow options using the same ratio used with respect to Cabletron stockholders. With respect to your Aprisma, Enterasys, and Riverstone stock options, the remaining restrictions that prevent the transfer of the shares issued on exercise of the options will be lifted as of Aug. 6. This will not affect the exercisability of the stock options.

     7. EXISTING LOAN. For purposes of your existing loan from Cabletron dated June 15, 2002, as of Aug. 6 you will be deemed to satisfy the conditions for complete forgiveness of the loan. You will not be required to repay any portion of the loan as a result of sales of Cabletron, Riverstone or Enterasys shares either prior to or after the date of this letter agreement.

                                               Cabletron Systems, Inc.

          /s/ David Kirkpatrick                By: /s/ Piyush Patel
          --------------------------               -----------------------------
          David Kirkpatrick                        Piyush Patel
                                                   CEO and President